March 24, 2017

CCA Investments Trust

190 North Canon Drive, Suite 402

Beverly Hills, CA 90210

Re:

CCA Investments Trust - File Nos. 333-184138 and 811-22753

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the CCA Investments Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 10 under the Securities Act of 1933 (Amendment No. 11 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP